Exhibit 99.1

Modiv Completes $56 Million Acquisition of Industrial Sale Leaseback Portfolio

NEWPORT BEACH, CA, April 21, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced it has completed the previously announced acquisition of the Lindsay Precast, LLC (“Lindsay”) portfolio of properties in a sale leaseback transaction for a total purchase price of $56.1 million.

Lindsay is an industry-leading precast concrete manufacturer and steel fabricator with a 60-year operating history. The portfolio includes eight (8) properties located in Colorado (3), Ohio (2), Florida (1), North Carolina (1) and South Carolina (1) that are used for manufacturing and distribution. The $56.1 million  purchase price includes $2.8 million of expansion capital for one of the properties in Colorado and reflects a 25-year lease term with 2% annual rent increases. The transaction has an initial cap rate of 6.65% and an attractive weighted average cap rate of 8.52%.

“We are pleased to announce the closing of the Lindsay transaction and showcase yet another example of our management team’s ability to execute accretive real estate transactions. With this transaction, we have now acquired over $133 million of properties in just the first four months of 2022 at a blended weighted average cap rate of greater than 7.9%,” stated Aaron Halfacre, Chief Executive Officer. “This transaction is right in line with our strategy of investing in industrial properties that are mission critical to our tenants on attractive terms.”

About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of March 31, 2022, Modiv had a $500 million real estate portfolio (based on estimated fair value) comprised of 2.3 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248